Exhibit 99.1

NEWS

ANADARKO ANNOUNCES BOARD OF DIRECTORS ELECTION

HOUSTON, July 28, 2014 – Anadarko Petroleum Corporation (NYSE: APC) today announced the election of Joseph W. Gorder to serve as an independent director of the company, effective July 28, 2014. Gorder was also appointed a member of the Board’s Compensation and Benefits Committee.

“Joe is an exceptional individual; his leadership, knowledge of the energy markets, and long list of accomplishments throughout his career will be complementary to the Anadarko Board of Directors,” said Anadarko Chairman, President and CEO Al Walker. “We are fortunate to have Joe join our Board. Having managed a multinational company with career successes in refining and marketing, logistics, corporate development and strategic planning, the wealth of experience Joe brings to Anadarko will be invaluable as we continue to grow our company.”

JOSEPH W. GORDER

Gorder, 57, is Chief Executive Officer and President of Valero Energy Corporation, a Fortune 500 international manufacturer and marketer of transportation fuels, other petrochemical products and power. He also serves as a member of the Valero Energy Corporation Board of Directors and as Chairman of the Board and CEO of Valero Energy Partners, LP. Prior to his appointment as CEO of Valero in May 2014, Gorder served as President and Chief Operating Officer, responsible for refining operations and commercial operations in marketing, supply, logistics and transportation. He was previously Chief Commercial Officer and President of Valero Europe. He oversaw all commercial trading and related activity for the company, including crude and feedstock supply and trading, wholesale marketing, logistics operations, commercial business development, transportation, refining and specialty products marketing. In addition, he was responsible for all business activity and operations of Valero’s assets in the United Kingdom and Ireland.

Gorder also has served as Valero’s Executive Vice President, Marketing and Supply, following tenure as Senior Vice President for Corporate Development and Strategic Planning. He also serves as an Executive Committee member of the American Fuel & Petrochemical Manufacturers (AFPM).

Before joining Valero, Gorder held the positions of Vice President of Business Development for Ultramar Diamond Shamrock, and Director of Commercial/Industrial Sales, Assistant Treasurer and Director of Information Systems for Diamond Shamrock.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2013, the company had approximately 2.79 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

Christina Ramirez, christina.ramirez@anadarko.com, 832.636.8687

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Robin Fielder, robin.fielder@anadarko.com, 832.636.1462

Jeremy Smith, jeremy.smith@anadarko.com, 832.636.1544